Exhibit 99.1
FOR IMMEDIATE RELEASE

AVP, Inc. Announces 2008
Second Quarter Financial Results

LOS ANGELES, August 14, 2008 -- AVP, Inc. (OTC Bulletin Board: AVPI), a lifestyle sports entertainment company focused on professional beach volleyball, today announced financial results for its 2008 second quarter ended June 30, 2008.

Second Quarter 2008 Highlights:

•
AVP CROCS TOUR - AVP, Inc. kicked off the 25th season of the AVP Crocs Tour, the flagship property of AVP, Inc. The summer-long 18-stop tour brings the world’s greatest beach volleyball athletes and competition to cities across the country.

•	Finalized five-year partnership extension with Wilson Sporting Goods Co. to continue as the exclusive official game ball of the AVP Pro Beach Volleyball Tour.

For the six months ended June 30, 2008, the Company reported revenue of $8.8 million, compared to the $11.0 million reported for the same period in 2007. Net loss for the six months of 2008 was ($3.2 million), or a loss of ($0.16) per share, as compared to a net loss of ($1.2 million), or ($0.06) per share, for the same period last year. Included in the six month net loss of 2008 were a one time charge of $0.3 million related to a third-party service provider and $0.4 million of non-cash transactions related to share based payments for employee option grants.

“The AVP is focused on continuing to build our brand, the fan experience and increasing value to our shareholders,” said Leonard Armato, Chief Executive Officer of AVP, Inc. “We were very pleased with the outcome of the NBC Sports broadcasts of our finals. We have such a strong fan base across the country, we would like to thank our supporters for their attendance and look forward to sharing our sport and bring the world’s best beach volleyball to our fans and spectators.”

“We are confident the performance of our athletes in the Olympic Games will serve as a catalyst for our sport as we continue the summer-long AVP Crocs Tour. We look forward with great anticipation to our flagship event, the historic Manhattan Beach Open in September and also, to the second year of the Hot Winter Nights Tour.”

About AVP, Inc
AVP, Inc. is a leading lifestyle sports entertainment company focused on the production, marketing and distribution of professional beach volleyball events worldwide. One of the fastest growing entities in the sports world, the AVP operates two of the industry's most prominent national outdoor touring series, the AVP Pro Beach Volleyball Tour (1983) and the AVP Hot Winter Nights Indoor Tour (launched in 2008). The AVP is set to stage more than 35 events throughout the United States in 2008 and features more than 150 of the top men and women competitors in the sport. At the 2004 Athens Olympics, AVP athletes representing the United States won gold and bronze. The medals were the first won by the U.S. women in professional beach volleyball, and the 2007 World Champions in each gender are AVP athletes. AVP is headquartered in Los Angeles, Calif., and the company’s stock trades under the symbol AVPI on the OTC Bulletin Board. For more information, please visit www.avp.com.

Forward Looking Statements
Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements involve risks and uncertainties and actual results might differ materially from those in the forward-looking statements, if we receive less sponsorship and advertising revenue than anticipated, or if attendance is adversely affected by unfavorable weather. Event-related expenses, such as for the stadium, transportation and accommodations, or security might be greater than expected; or marketing or administrative costs might be increased by our hiring, not currently planned, of a particularly qualified prospect. Additional factors have been detailed in the Company’s filings with the Securities and Exchange Commission, including our recent filings on Forms 10-KSB and 10-QSB.

AVP, Inc.
Investor Relations
(310) 426-7177

Media Contact:
AVP / Brener Zwikel & Associates
Crystal Fukumoto
818.462.5605/Crystalf@bzapr.com

AVP, INC
CONSOLIDATED BALANCE SHEETS

	(Unaudited) June 30, 2008	December 31, 2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,468,212	$2,257,453
Accounts receivable, net of allowance for
doubtful accounts of $252,347 and $149,748	3,283,899	2,008,253
Prepaid expenses	823,631	388,649
Other current assets	38,882	116,393
TOTAL CURRENT ASSETS	5,614,624	4,770,748

PROPERTY AND EQUIPMENT, net	438,501	392,447

OTHER ASSETS	42,562	115,496

TOTAL ASSETS	$6,095,687	$5,278,691

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable	$1,439,047	$908,020
Accrued expenses	2,495,424	1,663,975
Deferred revenue	2,470,435	101,245
TOTAL CURRENT LIABILITIES	6,404,906	2,673,240

NON-CURRENT LIABILITIES	69,857	96,419

TOTAL LIABILITIES	6,474,763	2,769,659

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT)

Preferred stock, 2,000,000 shares authorized:

Series B convertible preferred stock, $.001 par value, 250,000 shares authorized,
44,944 and 47,152 shares issued and outstanding	46	48

Common stock, $.001 par value, 80,000,000 shares authorized,
21,089,626 and 20,490,096 shares issued and outstanding	21,090	20,490

Additional paid-in capital	40,085,313	39,732,837

Accumulated deficit	(40,485,525)	(37,244,343)

TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	(379,076)	2,509,032

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$6,095,687	$5,278,691

AVP, INC
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
REVENUE
Sponsorships/Advertising	$6,192,498	$8,990,790	$7,068,018	$8,990,790
Other	1,635,636	1,857,611	1,751,106	2,026,611
TOTAL REVENUE	7,828,134	10,848,401	8,819,124	11,017,401

EVENT COST	5,716,951	7,185,169	6,761,185	7,237,468
GROSS PROFIT	2,111,183	3,663,232	2,057,939	3,779,933

OPERATING EXPENSES
Sales and marketing (1)	800,109	862,503	2,071,764	1,738,216
Administrative (2)	1,570,616	1,958,237	3,241,329	3,404,540
TOTAL OPERATING EXPENSES	2,370,725	2,820,740	5,313,093	5,142,756

OPERATING INCOME (LOSS)	(259,542)	842,492	(3,255,154)	(1,362,823)

OTHER INCOME (EXPENSE)
Interest income	6,014	57,520	17,203	113,977
Gain on sale of asset	3,500	1,325	3,500	9,774
Foreign exchange loss	(5,581)	-	(5,581)	-
TOTAL OTHER INCOME	3,933	58,845	15,122	123,751

INCOME (LOSS) BEFORE INCOME TAXES	(255,609)	901,337	(3,240,032)	(1,239,072)

INCOME TAXES	-	-	(1,150)	(800)

NET INCOME (LOSS)	$(255,609)	$901,337	$(3,241,182)	$(1,239,872)

Earnings (loss) per common share:
Basic	$(0.01)	$0.05	$(0.16)	$(0.06)
Diluted	$(0.01)	$0.03	$(0.16)	$(0.06)

Shares used in computing earnings (loss) per share:
Basic	21,089,626	19,960,250	20,812,392	19,872,269
Diluted	21,089,626	27,596,052	20,812,392	19,872,269

(1) Sales and marketing expenses includes stock-based expenses of $18,182 and $9,313 for the three months ended June 30, 2008 and 2007, respectively, and $36,364 and $82,220 for the six moths ended June 30, 2008 and 2007, respectively.

(2) Administrative expenses includes stock-based expenses of $150,051 and $21,596 for the three months ended June 30, 2008 and 2007, respectively, and $353,074 and $42,956 for the six months ended June 30, 2008 and 2007, respectively.